Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Justin J. Noznesky	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES TO PRESENT AT PACIFIC GROWTH EQUITIES

2005 LIFE SCIENCES GROWTH CONFERENCE TUESDAY, JUNE 7

Presentation Will be Webcast Live at 6:30 p.m. CT

Minneapolis, May 31, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, will present at the Pacific Growth 2005 Equities Life Sciences Growth Conference on Tuesday, June 7, at 6:30 p.m. CT (4:30 p.m. PT).  Jay D. Miller, president and chief executive officer, and Michael H. Carrel, chief operating officer and chief financial officer, will discuss the company’s recent accomplishments as well as present its outlook for future growth.

To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Pacific Growth Equities Conference Webcast icon.  The presentation will be archived and available for replay at approximately 8:30 p.m. CT on June 7.

The Pacific Growth Equities 2005 Life Sciences Growth Conference is a three-day event held in San Francisco showcasing leading public and private life sciences companies.  For more information about the conference and presenters, go to www.pacificgrowthequities.com.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

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